Exhibit 99.1

Date:	October 23, 2002

Refer to:	(317) 277-3661—Carole Copeland (Lilly)

(425) 415-2207—Lacy Fitzpatrick (ICOS)

Lilly ICOS LLC Statement Regarding a Lawsuit Filed by Pfizer Inc.

BOTHELL, Wash. and INDIANAPOLIS, Indiana—October 23, 2002—Pfizer Inc. (“Pfizer”) filed a lawsuit in the United States District Court in Delaware against Lilly ICOS LLC, Eli Lilly and Company (NYSE:LLY), and ICOS Corporation (Nasdaq:ICOS) alleging that the proposed marketing of Cialis™ would infringe its newly issued “method of use” U.S. Patent No. 6,469,012.

Lilly ICOS, Eli Lilly and Company, and ICOS Corporation will vigorously defend this lawsuit and are confident they will prevail. Previously, Pfizer’s European “method of use” patent was held invalid in the European Patent Office and the U.K. Court of Appeal.

About Lilly ICOS

Lilly ICOS LLC, a joint venture between ICOS Corporation and Eli Lilly and Company, is developing Cialis for the treatment of sexual dysfunction. On April 30, Lilly ICOS announced that it had received an approvable letter for Cialis from the US Food and Drug Administration (FDA).

Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers—through medicines and information—for some of the world’s most urgent medical needs.

ICOS is a product-driven company that has expertise in both protein-based and small molecule therapeutics. The Company combines its capabilities in molecular, cellular and structural biology, high throughput drug screening, medicinal chemistry and gene expression profiling to develop highly innovative products expected to have significant commercial potential. The Company applies its integrated approach to erectile dysfunction and other urologic disorders, sepsis, pulmonary arterial hypertension and other cardiovascular diseases, and inflammatory diseases. ICOS’ strategy targets multiple therapeutic areas with drugs that act through distinct molecular mechanisms, increasing the Company’s opportunities for marketing breakthrough products.

—more—

#  #  #

Certain of the matters discussed herein with respect to clinical studies and ICOS and Lilly’s products may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological and other factors discussed in the two companies’ respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies. More specifically, there can be no assurance that this product will achieve commercial success or that competing products will not pre-empt any market opportunity that might exist for the product.